Exhibit 10.2

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT. THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF, MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF, PURSUANT TO THE TERMS OF THIS NOTE.

VSEE HEALTH, INC.

Secured Promissory Note

Original Issuance Date: June 08, 2026	Principal: $271,739.13

Maturity Date: December 08, 2026	Loan Amount: $250,000.00

FOR VALUE RECEIVED, VSEE HEALTH, Inc., a Delaware corporation (the “Maker” or the “Company”), hereby promises to pay to the order of ADI Funding, LLC., a Florida Corporation, or its registered assigns (the “Holder”) the principal sum of $271,739.13 (the “Principal”) pursuant to the terms of this Secured Promissory Note (this “Note” and, collectively with the other notes issued pursuant to the Purchase Agreement (as defined below), the “Notes”). In exchange for delivery of this Note on the Original Issuance Date referred to above, the Holder shall lend the Maker $250,000.00 in United States dollars net of an original issuance discount of $21,739.13 (8%).

ARTICLE 1

1.1 Purchase Agreement. This Note has been executed and delivered pursuant to, and is issued pursuant to, the Securities Purchase Agreement, dated as of June 01, 2026 (as the same may be amended from time to time, the “Purchase Agreement”), by and between the Maker and the Holder, and is subject to, and incorporates, the provisions of the Purchase Agreement.

1.2 Interest; Monthly Payments.

(a) Interest shall accrue on the Outstanding Balance (as defined below), commencing on the Original Issuance Date, at 18% per annum (the “Interest”) and shall be computed on the basis of a 360-day year, consisting of twelve 30 calendar day periods; provided, however, that the Interest for the first six months on the Principal shall accrue immediately and be guaranteed. Interest hereunder shall be paid either in cash or in Common Stock, as determined by the Holder in its sole discretion, commencing on June 30, 2026, on the first Trading Day of each month thereafter, and on the Maturity Date (as defined below) or on such earlier date as the Outstanding Balance under this Note becomes due and payable or is converted in accordance with the terms hereof. “Outstanding Balance” means the Principal, as reduced or increased, as the case may be, pursuant to the terms hereof for conversion, breach hereof or otherwise, plus any accrued but unpaid Interest, collection and enforcements costs, and any other fees or charges incurred under this Note.

(b) The Outstanding Balance shall be paid on November 30, 2026 (the “Maturity Date”) or, if earlier, upon acceleration, conversion, or prepayment of this Note in accordance with the terms herein.

(c) From and after the occurrence and during the continuance of any Event of Default, the Interest shall automatically be increased to the lower of (i) 28% per annum or (ii) the highest amount permitted by applicable law (such interest upon an Event of Default shall be referred to as “Interest” or “Default Interest”), shall compound monthly based upon a 360 day year, and shall be due and payable on the first Trading Day of each month during the continuance of such Event of Default (a “Default Interest Payment Date”). If such Event of Default is subsequently cured and no other Event of Default then exists (including, without limitation, for the Company’s failure to pay such Default Interest on the applicable Default Interest Payment Date), the Default Interest shall cease to be accrue hereunder as of the day immediately following the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

1.3 Prepayment.

(a) At any time after the Original Issuance Date and provided that no Event of Default has occurred, The Maker shall have the right to prepay any portion of the Outstanding Balance at any time (“Optional Redemption”), by paying to the Holder a sum of money equal to one hundred percent (100%) of the Outstanding Balance amount to be redeemed, together with a prepayment fee equal to ten percent (10%) of the Outstanding Balance amount to be prepaid, and any and all other sums due, accrued or payable to the Holder arising under this Note or any Transaction Document through the Redemption Payment Date as defined below (the “Redemption Amount”). The Maker’s election to exercise its right to prepay must be by notice in writing (“Notice of Redemption”). The Notice of Redemption shall specify the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be fifteen (15) Trading Days after the date of the Notice of Redemption (the “Redemption Period”). A Notice of Redemption shall not be effective with respect to any portion of the Outstanding Balance for which the Holder has a pending election to convert, or for conversions initiated or made by the Holder during the Redemption Period. On the Redemption Payment Date, the Redemption Amount, less any portion of the Redemption Amount against which the Holder has exercised its conversion rights, shall be paid in good funds to the Holder. If the Maker fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Notice of Redemption will be null and void.

(b) Mandatory Repayment from ELOC. Upon receipt by Maker of proceeds from its Equity Line of Credit ("ELOC"), Maker shall repay the entire Outstanding Balance within two (2) business days.

(c) Except as otherwise provided elsewhere in this Note, the Maker may not prepay any portion of this Note.

1.4 Secured Obligation. The obligations of the Maker under this Note are secured by those certain assets of the Maker designated as Collateral under the executed copy of the Security Agreement (the “Security Agreement”), between the Maker and the Secured Parties (as defined therein). Execution of the Security Agreement will occur at the time of the execution of this Note. This secured interest will be senior to any Indebtedness or other obligation incurred by the Maker after the date of this Note.

1.5 Payment on Non-Trading Days. Whenever any payment to be made on this Note shall be due on a day which is not a Trading Day, such payment may be due on the next succeeding Trading Day.

1.6 Replacement. Upon receipt of a duly executed Affidavit of Loss and Indemnity Agreement in customary form from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof), or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Maker shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note. The Holder shall not be required to post a bond or other security.

ARTICLE 2

2.1 Events of Default. An “Event of Default” under this Note shall mean the occurrence of the following (unless the Event of Default is waived in writing by the Holder):

(a) any default in the payment of the Principal, Interest, or other sums due under this Note issued to the Holder when due (whether on the Maturity Date or by acceleration or otherwise);

(b) except as otherwise permitted in this Note, the Maker shall fail to observe or perform any other covenant, condition or agreement contained in this Note or any Transaction Document, including, for the avoidance of doubt, (i) the issuance of any Indebtedness or the imposition of a Lien upon any of the assets of the Maker or any Subsidiary, except for Permitted Indebtedness or Permitted Liens, respectively, (ii) any failure to timely file, obtain, and maintain the effectiveness of the Resale Registration Statement(s) within the timeframes prescribed pursuant to the Registration Rights Agreement, or (iii) any other material breach of its covenants and obligations under the Purchase Agreement and other Transaction Documents entered into by and between the Maker and the Holder dated the Original Issuance Date;

(c) the Maker or any of its Subsidiaries shall (A) default in any payment of any amount or amounts of principal of or interest (if any) on $50,000 or more of any Indebtedness or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing, or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity;

(d) the Maker’s notice to the Holder, including by way of public announcement at any time of its inability to comply (including for any of the reasons described in Section 3.6(a) hereof) or its intention not to comply with proper requests for conversion of this Note into Common Stock;

(e) at any time after the initial Resale Registration Statement is effective and subject to compliance with applicable law or if the Holder has sold shares of Common Stock pursuant to Rule 144, when available, but only to the extent of the number of shares sold, the failure of the Maker to instruct its Transfer Agent (as hereinafter defined) to remove any legends from the Common Stock and issue such legend-free certificates to the Holder within the Standard Settlement Period. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s Trading Market with respect to the Common Stock as in effect on the date of delivery of a Conversion Notice so long as the Holder has provided reasonable assurances to the Maker that such Common Stock will be sold pursuant to Rule 144, once it is available, or any other applicable exemption from registration under the Securities Act or if there is an effective Resale Registration Statement that may be used. For avoidance of doubt, as of the Original Issuance Date the Standard Settlement Period is two Trading Days;

(f) the Maker shall fail to timely deliver the Common Stock as and when required in Section 3.2;

(g) at any time the Maker shall fail to have the Required Minimum of Common Stock authorized, reserved and available for issuance to satisfy the potential conversion in full (disregarding for this purpose any and all limitations of any kind on such conversion) of this Note;

(h) any representation or warranty made by the Maker or any of its Subsidiaries in the Purchase Agreement, this Note, or any other Transaction Document shall prove to have been false or misleading or breached in a material respect on the date as of which made;

(i) the Maker or any of its Subsidiaries shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets; (ii) make a general assignment for the benefit of its creditors; (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic); (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally; (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic); (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same; or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing;

(j) a proceeding or case shall be commenced in respect of the Maker or any of its Subsidiaries, without its application or consent, in any court of competent jurisdiction, seeking: (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Maker or any of its Subsidiaries; or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of 60 days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Maker or any of its Subsidiaries or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Maker or any of its Subsidiaries and shall continue undismissed, or unstayed and in effect for a period of 30 days;

(k) one or more final judgments or orders for the payment of money aggregating in excess of $50,000 (or its equivalent in the relevant currency of payment) are rendered against one or more of the Company and/or any of its Subsidiaries, that is not dismissed or stayed within 30 days;

(l) the Company fails to comply in any material respect with the reporting requirements of the Exchange Act (including but not limited to becoming delinquent in the filing of any report required to be filed under the Exchange Act which shall not be considered delinquent if an extension permitted by Rule 12b-25 under the Exchange Act has been timely filed) or ceases to be subject to the reporting requirements of the Exchange Act. For avoidance of doubt, a failure to timely file an Exchange Act report or extension shall be deemed to be a failure to comply in a material respect;

(m) the Company files a Form 8-K or other Report with the SEC disclosing that it intends to restate any financial statements it previously filed with the SEC or it restates any financial statements it previously filed with the SEC, if following first public announcement or disclosure that a restatement will occur the VWAP on the next Trading Day is 20% less than the VWAP on the prior Trading Day. For the purposes of this Section 2.1(m) the next Trading Day if an announcement is made before 4:00 pm New York, N.Y. time is either the day of the announcement or the following Trading Day;

(n) the Maker’s Common Stock ceases to be listed on the Trading Market (unless the Maker’s Common Stock is immediately thereafter listed on either The Nasdaq Capital Market, the NYSE American LLC, The Nasdaq Global Select Market, The Nasdaq Global Market or The New York Stock Exchange, Inc.;

(o) after the six-month anniversary of the Original Issuance Date and assuming that the Holder is not deemed to be an affiliate of the Maker on the date of determination, any Common Stock including Underlying Shares may not be immediately resold under Rule 144 without restriction on the number of shares to be sold or manner of sale, unless such Common Stock has been registered for resale under the Securities Act and may be sold without restriction;

(p) the Maker consummates a “going private” transaction and as a result its Common Stock is no longer registered under Sections 12(b) of the Exchange Act;

(q) there shall be any SEC stop order with respect to any Resale Registration Statement, a trading suspension by the SEC or the Trading Market of the Common Stock, or any restriction in place with the Transfer Agent for the Common Stock restricting the trading of such Common Stock which continues for two (2) Trading Days;

(r) the electronic transfer by the Company of shares of Common Stock through the Depository Trust Company or another established clearing corporation is no longer available or is subject to a “chill” which continues for two (2) Trading Days;

(s) if the Company replaces its Transfer Agent, the Company fails to instruct the new Transfer Agent to provide prior to the effective date of such replacement, a fully executed irrevocable transfer agent instructions (including but not limited to the provision to irrevocably reserve the Required Minimum) signed by the successor Transfer Agent and the Company;

(t) the Company or a Subsidiary enters into a Variable Rate Transaction in violation of the terms of the Purchase Agreement;

(u) the Company’s Common Stock is not DWAC Eligible;

(v) the Company fails to be in compliance with the Securities Act and the Exchange Act in any material respect; or

(w) any provision of any Transaction Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any Subsidiary or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document.

2.2 Remedies Upon an Event of Default.

(a) Upon the occurrence of any Event of Default that has not been remedied or waived within ten Trading Days, provided, however, that there shall be no cure period for an Event of Default described in Section 2.1(i) or 2.1(j), the Maker shall be obligated to pay to the Holder the Mandatory Default Amount, which Mandatory Default Amount shall be immediately due and payable to the Holder. If this Note shall be converted whenever an Event of Default has occurred and is continuing without cure, the Holder shall have the option to convert the Mandatory Default Amount as stated in section 2.2(f).

(b) Upon the occurrence of any Event of Default, the Maker shall, as promptly as possible but in any event within two Trading Days of the occurrence of such Event of Default, notify the Holder of the occurrence of such Event of Default, describing the event or factual situation giving rise to the Event of Default and specifying the relevant subsection or subsections of Section 2.1 hereof under which such Event of Default has occurred.

(c) Subject to Section 2.2(a), upon the occurrence of any Event of Default, the Holder may at any time at its option declare, by written notice to the Maker, the Mandatory Default Amount due and payable, and thereupon, the same shall be accelerated and so due and payable within two Trading Days of receipt of such notice. Upon the failure of the Maker to cure an Event of Default within the time permitted by this Note, or if the Event of Default is not capable of being cured, the remedies provided in this Note including the use of the Alternative Conversion Price shall continue and not be affected by any cure.

(d) The provisions of Section 3.2(b) and (c) shall also apply upon any Events of Default relating to Conversion Shares in addition to the remedies under this Section 2.2.

(e) Any Event of Default hereunder may be waived upon the mutual agreement of the Company and the Holder.

(f) Conversion Upon Non-Payment.

If the Outstanding Balance is not paid in full on or before the Maturity Date, Holder may convert all or any portion of the Outstanding Balance into shares of Maker's common stock. The conversion price shall equal eighty percent (80%) of the lowest closing market price of the common stock during the ten (10) trading days immediately preceding the applicable conversion notice.

Notwithstanding anything herein to the contrary, the Holder shall not have the right to convert any portion of this Note to the extent that after giving effect to such conversion, the Holder together with its affiliates and Attribution Parties would beneficially own in excess of 4.99% of the Company's outstanding Common Stock immediately after such conversion (the "Maximum Percentage"). The Holder may increase or decrease the Maximum Percentage upon sixty-one (61) days' prior written notice to the Company, provided that the Maximum Percentage shall not exceed 9.99%.

ARTICLE 3

3.1 Intentionally Omitted.

3.2 Rights Upon Fundamental Transaction.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Person (which may be the Company) formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been entered into (the “Successor Entity”) assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 3.5(a) pursuant to written agreements in form and substance satisfactory to the Holder and approved by the Holder prior to such Fundamental Transaction, including agreements to deliver to the Holder in exchange for the Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Note, including, without limitation, having Principal and Interest equal to the Principal then outstanding and any accrued and unpaid Interest thereon (if any) of the Note held by the Holder, having similar conversion rights as the Note and having similar ranking and security to the Note, and satisfactory to the Holder and (ii) the Successor Entity (including its parent entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on any eligible market, including The Nasdaq Capital Market, the NYSE American LLC, The Nasdaq Global Select Market, The Nasdaq Global Market or The New York Stock Exchange, Inc. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” or the “Maker” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock issuable upon the conversion or redemption of the Note prior to such Fundamental Transaction, such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (including its parent entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of this Note), as adjusted in accordance with the provisions of this Note. Notwithstanding the foregoing, the Holder may elect, at its sole option, by delivery of written notice to the Company, to waive this Section 3.5(a) to permit the Fundamental Transaction without the assumption of this Note. The provisions of this Section 3.5(a) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of this Note.

(b) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder’s option, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion price for such consideration commensurate with the Conversion Price. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder. The provisions of this Section 3.5(b) shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(c) Prepayment Following a Change of Control. No later than 15 days following the entry by the Company into an agreement for a Change of Control but in no event prior to the public announcement of such Change of Control, the Maker shall deliver written notice describing the entry into such agreement (“Notice of Change of Control”) to the Holder. Within 30 days after receipt of a Notice of Change of Control, the Holder may require the Maker to prepay, effective immediately prior to the consummation of such Change of Control, an amount equal to 120% of the then Outstanding Balance (the “COC Repayment Price”), by delivering written notice thereof (“Notice of Prepayment at Option of Holder Upon Change of Control”) to the Maker.

(d) Payment of COC Repayment Price. Upon the Maker’s receipt of a Notice(s) of Prepayment at Option of Holder Upon Change of Control from the Holder, the Maker shall deliver the COC Repayment Price to the Holder immediately prior to the consummation of the Change of Control; provided, that the Holder’s original Note shall have been so delivered to the Maker.

ARTICLE 4

4.1 Covenants. For so long as there is any Outstanding Balance of this Note, unless the Holder has otherwise given prior written consent, the Company shall be bound by the following covenants:

(a) Intentionally Omitted.

(b) Incurrence of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, incur or guarantee or assume any Indebtedness (other than (i) the Notes, and (ii) Permitted Indebtedness).

(c) Existence of Liens. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest, deed of trust, or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d) Restricted Payments. Except as otherwise provided for in this Note or the other Transaction Documents, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, prepay, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than the Note whether by way of payment in respect of principal of (or premium, if any) or Interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing.

(e) Restriction on Prepayment and Cash Dividends. At any time that an Event of Default exists and is continuing under this Note, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, prepay, repurchase or declare or pay any cash dividend or other distribution on any of its capital stock excluding any intercompany transfers.

(f) Restriction on Transfer of Assets. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, sell, lease, license, assign, transfer, spin-off, split-off, convey or otherwise dispose of any assets or rights of the Company or any Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions, other than (i) sales, leases, licenses, assignments, transfers, conveyances, and other dispositions of such assets or rights by the Company and its Subsidiaries in the ordinary course of business consistent with its past practice, (ii) sales of inventory and products in the ordinary course of business, and (iii) sales of unwanted or obsolete assets.

(g) Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights, and privileges, and become or remain, and cause each of its material Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(h) Maintenance of Properties, Etc. The Company shall maintain and preserve, and cause each of its material Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its material Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(i) Maintenance of Intellectual Property. The Company will, and will cause each of its material Subsidiaries to, take all action necessary or advisable to maintain all of the rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets, and other intellectual property rights and all applications and registrations therefor of the Company and/or any of its Subsidiaries, in each case that are necessary or material to the conduct of its business in full force and effect.

(j) Maintenance of Insurance. The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally by companies in similar businesses similarly situated. Within 30 days of the Original Issuance Date, the Company shall have in effect a directors and officers liability insurance policy in an amount at least equal to $2,000,000 and maintain such insurance policy at all times while any Note remains outstanding.

(k) Transactions with Affiliates. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the ordinary course of business or consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof.

(l) Dividends. The Company shall not, nor shall it permit any of its Subsidiaries to, pay dividends and other distributions.

(m) Use of Proceeds. The Maker shall use the proceeds of this Note as set forth in the Purchase Agreement.

(n) Operation of Business. The Company shall operate its business in the ordinary course consistent with past practices.

(o) Compliance with Transaction Documents. The Maker shall, and shall cause its Subsidiaries to, comply with its obligations under this Note and the other Transaction Documents.

(p) Payment of Taxes, Etc. The Maker shall, and shall cause each of its Subsidiaries to, promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Maker and the Subsidiaries, except for such failures to pay that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; provided, however, that any such tax, assessment, charge, or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Maker or such Subsidiaries shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Maker and such Subsidiaries will pay all such taxes, assessments, charges, or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

(q) Variable Rate Transactions. The Company shall not enter into any Variable Rate Transactions, except as otherwise permitted under the Purchase Agreement.

4.2 Option of the Holder. In connection with the number of Trading Days referred to in Sections 3.1(b), 5.11(c) and 5.11(ww) of this Note, the Holder shall have the option to add the number of Trading Days for which a temporary “chill” has been in effect as specified in the Purchase Agreement. This Section 4.2 and any election by the Holder shall not be deemed to modify the Events of Default.

ARTICLE 5

5.1 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 5.1 prior to 5:00 p.m. (New York, N.Y. time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 5.1 on a day that is not a Trading Day or later than 5:00 p.m. (New York, N.Y. time) on any date and earlier than 11:59 p.m. (New York, N.Y. time) on such date, (c) the Trading Day following the date of delivery to a carrier , if sent by U.S. nationally recognized overnight courier service next Trading Day delivery, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for notice shall be as set forth in the Purchase Agreement.

5.2 Governing Law. This Note shall be governed by and construed in accordance with the Purchase Agreement. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

5.3 Headings. Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

5.4 Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Maker to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion, and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Maker (or the performance thereof). The Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach would be inadequate. Therefore, the Maker agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of pleading and proving irreparable harm or lack of an adequate remedy at law and without any bond or other security being required.

5.5 Enforcement Expenses. The Maker agrees to pay all costs and expenses of the Holder in enforcing or exercising its rights under this Note, including, without limitation, reasonable attorneys’ fees and expenses and the fees and expenses of any expert witnesses.

5.6 Binding Effect. The obligations of the Maker set forth herein shall be binding upon its successors and assigns, whether or not such successors or assigns are permitted by the terms herein.

5.7 Amendments; Waivers. Except for Section 3.2(e), which may not be amended, modified, or waived by the Company or the Holder except as expressly set forth therein, no provision of this Note may be waived or amended except in a written instrument signed by the Company and the Holder. No waiver of any default with respect to any provision, condition, or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition, or requirement hereof, nor shall any delay or omission of the Holder to exercise any right hereunder in any manner impair the exercise of any such right.

5.8 Compliance with Securities Laws. The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell, or otherwise dispose of this Note in violation of applicable securities laws. This Note and any Note issued in substitution or replacement therefor shall be stamped or imprinted with a legend in substantially the form as the legend on the face of this Note.

5.9 Exclusive Jurisdiction; Venue. Any action, proceeding or claim arising out of, or relating in any way to, this Agreement shall be brought and enforced as provided in the Purchase Agreement.

5.10 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, or privilege preclude other or further exercise thereof or of any other right, power, or privilege.

5.11 Maker Waivers. Except as otherwise specifically provided herein, the Maker and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest, and all other demands and notices in connection with the delivery, acceptance, performance, and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Maker liable for the payment of this Note, and do hereby waive the right to a trial by jury.

5.12 Definitions. Capitalized terms used herein and not defined shall have the meanings set forth in the Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings.

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(b) “Alternative Conversion Price” means the Conversion Price as adjusted pursuant to Section 3.3(e).

(c) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Original Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(d) “Buy-In” has the meaning contained in Section 3.2(c).

(e) “Buy-In Price” has the meaning contained in Section 3.2(c).

(f) “Buy-In Payment Amount” has the meaning contained in Section 3.2(c).

(g) “Change of Control” means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries.

(h) “COC Repayment Price” has the meaning contained in Section 3.5(c).

(i) “Common Stock” shall have the meaning as defined in the Purchase Agreement, and for the purposes of this Note, shall also refer to Conversion Shares unless otherwise apparent from the context.

(j) “Company” has the meaning contained on page 1 of this Note.

(k) “Corporate Event” has the meaning contained in Section 3.5(b).

(l) “Default Interest” has the meaning contained in Section 1.2.

(m) “Default Interest Payment Date” has the meaning contained in Section 1.2.

(n) “Dilutive Issuance” has the meaning contained in Section 3.4.

(o) “DTC” has the meaning contained in Section 3.2(a).

(p) “Event of Default” has the meaning contained in Section 2.1.

(q) “Excess Shares” has the meaning contained in Section 3.2(e).

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(s) “Exempt Issuance” shall have the meaning contained in the Purchase Agreement.

(t) “FAST” has the meaning contained in Section 3.2(a).

(u) “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Persons, or (iii) make, or allow one or more Persons to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Persons making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Persons making or party to, or Affiliated with any Person or group of Persons making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Persons making or party to, or Affiliated with any Person making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Persons whereby all such Persons, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Persons making or party to, or Affiliated with any Person making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Persons become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Person individually or the Persons in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Persons as of the date of this Note calculated as if any shares of Common Stock held by all such Persons were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Persons to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their shares of Common Stock without approval of the shareholders of the Company or (C) directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(v) “Governmental Authority” means the government of the United States, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

(w) “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(x) “Holder” has the meaning contained on page 1 of this Note.

(y) “Inability to Fully Convert Notice” has the meaning contained in Section 3.6(b).

(z) “Indebtedness” means: (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps, or other financial products; (c) all obligations or liabilities secured by a lien or encumbrance on any asset of the Maker, irrespective of whether such obligation or liability is assumed; and (d) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person.

(aa) “Interest” has the meaning contained in Section 1.2.

(bb) “Liens” has the meaning contained in Section 4.1(c).

(cc) “Maker” has the meaning contained on page 1 of this Note.

(dd) “Mandatory Default Amount” means an amount equal to 120% of the sum of (x) the outstanding Principal of this Note on the date on which the first Event of Default has occurred hereunder and (y) any accrued and unpaid Interest thereon, if any.

(ee) “Mandatory Prepayment” and “Mandatory Prepayment Price” have the meaning contained in Section 3.6(a)(i).

(ff) “Market Price” means the lowest VWAP of the Common Stock on the principal Trading Market for the 10 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable date of determination.

(gg) “Maturity Date” has the meaning contained in Section 1.2.

(hh) “Maximum Percentage” has the meaning contained in Section 3.2(e).

(ii) “Note” has the meaning contained on page 1 of this Note.

(jj) “Notice in Response to Inability to Convert” has the meaning contained in Section 3.6(b).

(kk) “Notice of Change of Control” has the meaning contained in Section 3.5(a).

(ll) “Notice of Prepayment at Option of Holder Upon Change of Control” has the meaning contained in Section 3.5(c).

(mm) “Options” has the meaning contained in Section 3.4.

(nn) “Outstanding Balance” has the meaning contained in Section 1.2.

(oo) “Permitted Indebtedness” means the Indebtedness evidenced by the Notes.

(pp) “Permitted Liens” means (i) Liens under the Transaction Documents, (ii) any lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (iii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iv) any Lien created by operation of law, such as materialmen’s Liens, mechanics’ Liens and other similar Liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (v) Liens in favor of the Senior Lender securing the Senior Debt, and (vi) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under this Note.

(qq) “Pricing Period” means the 10 Trading Days following the cure of an Event of Default as permitted by this Note.

(rr) “Principal” has the meaning contained on page 1 of this Note.

(ss) “Purchase Agreement” has the meaning contained in Section 1.1.

(tt) “Purchase Rights” has the meaning contained in Section 3.6(d).

(uu) “Qualified Financing” means any debt or equity financing of the Company or any subsidiary or Affiliate, without limitation, any borrowing of money, including bank or financial institution indebtedness, or public or private offering of debt securities, ELOC financing, Common Stock, Options, Convertible Securities, but excluding Exempt Issuances.

(vv) “Reported Outstanding Share Number” has the meaning contained in Section 3.2(e). Agreement.

(ww) “Required Minimum” shall have the meaning contained in the Purchase

(xx) “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(yy) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(zz) “Share Delivery Date” has the meaning contained in Section 3.2(a).

(aaa) “Standard Settlement Period” has the meaning contained in Section 2.1(e).

(bbb) “Subsidiary” shall have the meaning contained in the Purchase Agreement.

(ccc) “Successor Entity” has the meaning contained in Section 3.5(a).

(ddd) “Trading Day” means a day on which the Common Stock are traded on a Trading Market for at least 4.5 hours.

(eee) “Trading Market” has the meaning contained in the Purchase Agreement.

(fff) “Transaction Documents” has the meaning contained in the Purchase Agreement.

(ggg) “Transfer Agent” has the meaning contained in Section 3.2(a).

(hhh) “Underlying Shares” has the meaning contained in the Purchase Agreement.

(iii) “Variable Rate Transactions” has the meaning contained in the Purchase Agreement.

(jjj) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York, N.Y. time) to 4:02 p.m. (New York, N.Y. time)), (b) if the Common Stock is traded on OTCQB or OTCQX, the volume weighted average sales price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock is then reported in the “Pink Open Market” or successor operated by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent broker-dealer selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed by its duly authorized officer as of the date first above indicated.

VSEE HEALTH, INC.

By:	/s/ Imoigele Aisiku
Name:	Imoigele Aisiku
Title:	President

Signature Page to Note

EXHIBIT A

TO: ADI Funding, LLC

FROM: VSEE HEALTH, Inc.

DATE: June 1, 2026

RE: Disbursement of Funds

In connection with Promissory Note dated June 1, 2026, you are hereby authorized directed to disburse such funds as follows:

1. $250,000.00                  VSEE HEALTH Inc.

Please wire funds to:

Name of Bank :
ABA:
Bank Address

Beneficiary Information Account:	VSEE HEALTH, INC

Account#

Beneficiary Address	980 N Federal Highway
Boca Raton, FL 33432